UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): April 14, 2014

Omnicare, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

1-8269	31-1001351
(Commission File Number)	(I.R.S. Employer Identification No.)

900 Omnicare Center 201 East Fourth Street Cincinnati, Ohio 45202
(Address of Principal Executive Offices, Including Zip Code)

(513) 719-2600
(Registrant's telephone number, including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
Omnicare, Inc. (the "Company") previously announced that its current Chief Executive Officer will retire from the Company on or before December 31, 2014 (the "retirement") and that it will appoint Nitin Sahney, its current President and Chief Operating Officer, as the Company's President and Chief Executive Officer effective upon the retirement. In connection with such appointment, on April 14, 2014, the Company entered into an amended and restated employment agreement with Mr. Sahney for his role as President and Chief Executive Officer (the "Agreement"). The initial term of the Agreement commences on the date of the retirement (the "Effective Date") and continues through the third anniversary of the Effective Date, with automatic successive one-year extensions unless either party provides prior written notice of non-renewal. Until the Effective Date, the terms of Mr. Sahney's current employment agreement will remain in effect.

Beginning on the Effective Date, Mr. Sahney will be entitled to an annual base salary of $800,000, an annual bonus opportunity with a target of at least 150% of base salary, and a 2015 long-term incentive award with a target of at least $4 million on such terms as may be from time to time determined by the compensation committee consistent with awards granted to the Company's other executive officers. Thereafter he will be eligible for annual long-term incentive awards as determined by the Compensation Committee and the independent directors. In addition, as soon as practicable following the Effective Date, Mr. Sahney will receive a one-time long-term incentive award with a grant date value of $1 million comprised of 30% restricted stock and 70% performance restricted stock units, with performance goals established by the Compensation Committee at the time of the grant. Mr. Sahney will be entitled to continue to participate in all retirement plans, employee benefit plans and perquisite arrangements that the Company has adopted for the benefit of its executive officers, in accordance with the terms of such plans and programs, except for the Senior Executive Severance Plan and the Senior Executive Change in Control Plan. Any compensation paid or awarded to Mr. Sahney in connection with his employment will be subject to the Company's corporate governance policies, including the Incentive Compensation Clawback Policy, or any successor or similar policy.
Upon termination of employment by the Company without "cause" (as defined in the Agreement) or by Mr. Sahney following a "material breach" (as defined in the Agreement) by the Company, Mr. Sahney will be entitled to: (i) one and one-half (1.5) times the sum of his base salary plus target bonus for the year of termination, payable in substantially equal installments for 18 months, (ii) payment of any previously earned but unpaid annual bonus, (iii) a pro-rata portion of his annual bonus for the year of termination based upon actual performance had employment continued through the end of the fiscal year, (iv) full vesting of all restricted stock and stock options, (v) full vesting of performance-based awards, including performance restricted stock units, at the target amount (or the earned amount, if greater) at the time awards are generally payable for a separation from service under the applicable award agreement, (vi) full vesting in his benefits under the Non-Qualified Deferred Compensation Plan, payable in accordance with the terms of the plan, (vii) continued participation in the Company's health and welfare plans for up to 18 months, and (viii) executive outplacement services as arranged and paid by the Company consistent with the benefit for other executive officers under the Senior Executive Severance Plan.
Following a "change in control" (as defined in the 2004 Stock and Incentive Plan or its successor), upon termination by the Company without cause or by Mr. Sahney following a material breach by the Company, within (a) 3 months prior to the change in control at the request of a third party (directly or indirectly) or (b) 24 months following the change in control, in lieu of the payments and benefits described in the preceding paragraph, Mr. Sahney will be entitled to (i) a lump sum payment equal to two (2) times the sum of his base salary plus target bonus for the year of termination, (ii) payment of any previously earned but unpaid annual bonus, (iii) a pro-rata portion of his annual bonus for the year of termination based upon actual performance had employment continued through the end of the fiscal year, (iv) full vesting of all restricted stock and stock options, (v) full vesting of performance-based awards, including performance restricted stock units, at the target amount (or the earned amount, if greater) at the time awards are generally payable for a separation from service under the applicable award agreement, (vi) full vesting in his benefits under the Non-Qualified Deferred Compensation Plan, payable in accordance with the terms of the plan, (vii) continued participation in the Company's health and welfare plans for up to 18 months, and (viii) executive outplacement services as arranged and paid by the Company consistent with the benefit for other executive officers under the Senior Executive Change in Control Plan. In the event that any payments or benefits to Mr. Sahney in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits would either be paid in full or reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by him on an after-tax basis.
Mr. Sahney is subject to a non-disclosure covenant and will be subject to non-competition and non-solicitation covenants for 18 months following termination. The payments and benefits in the two preceding paragraphs are conditioned upon his continued compliance with such covenants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Omnicare, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.
By:	/s/ Alexander M. Kayne
Name: Alexander M. Kayne
Title: Senior Vice President, General Counsel and Secretary

Dated: April 16, 2014